Exhibit 10.43

2013 Long-Term Incentive Plan

In 2010, the stockholders approved the Virgin Media Inc. 2010 Stock Incentive Plan (the “Stock Incentive Plan”) to provide key senior managers and executives with long-term incentives. On January 25, 2013, the compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company approved the Company's 2013 long-term incentive plan (the “2013 LTIP”), which includes the award of stock options and performance shares or restricted stock units to senior employees of the Company and its subsidiaries. The performance shares and restricted stock units are designed to incentivize senior managers to meet stringent business performance targets over a three-year period in order to drive long-term stockholder value.

Overall Structure

The 2013 LTIP is comprised of (1) awards of options to senior employees that vest based solely on time in five equal annual installments, beginning January 1, 2014, and (2) performance share or restricted stock unit awards to senior employees with cliff vesting after three years, the level of vesting of which is linked to the achievement of performance criteria over the three-year period (January 1, 2013 to December 31, 2015), in each case, subject to continued employment with the Company at the vesting date.

Under the 2013 LTIP, options with a face value of 100% of the recipient's base annual salary (200% in the case of the Chief Executive Officer) were granted to eligible senior employees, including all of the Company's named executive officers.

Also under the 2013 LTIP, performance shares or restricted stock units with a face value of 150% of the recipient's annual base salary (300% in the case of the Chief Executive Officer) were granted to eligible senior employees, including all of the Company's named executive officers.

The options will have a ten-year term. The vesting of the options will accelerate in the event that there is a change in control of the Company and the individual's employment is terminated by the Company without cause or the individual terminates their employment for good reason within 12 months of the change of control event except that, in the event of certain transactions, the options will be treated as provided for in the transaction documents.

If an individual's employment terminates prior to the vesting date, awards of unvested performance shares or restricted stock units will be forfeited. The vesting of performance share awards will not automatically accelerate in the event of a change in control of the Company.

Restricted stock units may be settled in cash rather than common stock at the Committee's discretion.

Award Date

The options, performance shares and restricted stock units were granted on January 25, 2013.  The average of the high and low market price of the Company's common stock on the NASDAQ Global Market on the date of award, which the Company uses for calculating award levels, was $39.39 on that date.

Performance Criteria for the Performance Shares and Restricted Stock Units

The performance criteria for the performance shares and restricted stock units are as follows: (i) 50% measuring total shareholder value (“TSV”) performance in respect of the period from January 1, 2013 through December 31, 2015 relative to two separate pre-determined performance comparator groups; (ii) 33% measuring achievement of a cumulative simple cash flow (“SCF”) target in respect of the period from January 1, 2013 through December 31, 2015, being operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges, less fixed asset additions on an accrual basis (excluding certain additions in respect of Asset Retirement Obligations) and (iii) 17% measuring achievement of growth in revenue in respect of the period from January 1, 2013 through December 31, 2015. Further, if TSV growth is negative, the number of performance shares or restricted stock units vesting based on TSV performance will be reduced by half from the percentage otherwise applicable.

The performance criteria include minimum and maximum performance levels. The award documents establish a minimum level for each performance condition below which no shares will vest and a maximum level of performance at which all of the shares will vest. If performance is below the minimum level, the awards subject to such performance condition will lapse. The performance criteria may be adjusted by the Committee to take account of any material strategic investments or other developments approved by the Board.